Exhibit 99.1

FOR IMMEDIATE RELEASE   Contact:  Kristen Coco or Steve Sugerman
310-689-7539 / kristen@sugermangroup.com
Eric Webber 512-225-2600 / eric@webbermcj.com

STRATUS PROPERTIES PARTNERS WITH CANYON-JOHNSON URBAN FUND ON BLOCK 21 MIXED-USE DEVELOPMENT IN DOWNTOWN AUSTIN

W Hotel® and Residences, Austin City Limits Studio, Austin Children's Museum
to join Austin's vibrant downtown scene

AUSTIN, Texas (May 8, 2007)—Austin-based Stratus Properties (NASDAQ: STRS) is partnering with the Canyon-Johnson Urban Fund to provide the equity for Block 21, a $250 million mixed-use development in downtown Austin. The project includes a 250-room W Hotel® and 200 residential condominiums, a new home for the world-renowned Austin City Limits television studio, as well as a 2,200 seat live music venue, the Austin Children's Museum Dell Discovery Center, retail space, restaurants and an open-air public plaza.

Canyon-Johnson is a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and basketball-legend-turned-urban-entrepreneur Earvin "Magic" Johnson, with almost $1 billion of committed equity to invest in the revitalization of ethnically-diverse, urban communities across the country.

"We are thrilled to be partnering with Canyon-Johnson on this exciting project," said Beau Armstrong, Chairman and CEO of Stratus. "We are on track to break ground in September of this year, and believe this development will be a major stimulus to the continuing growth of downtown Austin."

"Austin is a growing, dynamic and entertaining city," said Earvin "Magic" Johnson. "We are committed to creating opportunities for the people in Austin, and making sure that Block 21 reaches its fullest potential."

Canyon-Johnson’s Managing Partner Bobby Turner added “Block 21, our first investment in Austin, is exactly the type of exciting revitalization that we have had success with nationwide.”

The Canyon-Johnson/Stratus partnership also plans to make Block 21 a model for environmentally sustainable design. The project is expected to secure the U.S. Green Building Council’s LEED Platinum certification, putting it among the first mixed-use developments built to this extraordinary environmental standard anywhere in the world.

"We couldn't be happier working with the Stratus team on this unique project," said Canyon-Johnson Director Neville Rhone. "Stratus has assembled an incredible team that will create a truly irreplaceable destination in downtown Austin."

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Block 21
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Folk icon Willie Nelson and nephew Freddy Fletcher are partners in the music venue. In 1974, Nelson taped the pilot performance for Austin City Limits, paving the way for this longstanding innovative music program that is now a staple of the Public Broadcasting Service. “Our family has long ties to KLRU and Austin City Limits and we are proud to be involved in this project,” Fletcher said.

The planned 35-story structure features the W Hotel® on the lower floors and 200 residential condominiums on the upper floors. The first four floors will contain lobby areas for the hotel and residences, retail space with street frontage, a spa, swimming pool and pool terrace. Condominium owners will enjoy unprecedented access to five-star W Hotel® amenities such as concierge services, valet parking, room and housekeeping services, and in-home spa services.

Construction of the project is scheduled to commence in September 2007, with pre-sales for the condominiums beginning in June 2007. The transaction is subject to the execution of definitive agreements.

About Canyon-Johnson Urban Funds
The Canyon-Johnson Urban Funds (Canyon-Johnson) are the country's largest private real estate funds focused on the development of urban properties in underserved neighborhoods. A joint venture between Canyon Capital Realty Advisors and Earvin "Magic" Johnson's Johnson Development Corporation, the funds were formed to identify, enhance and capture value through the development and redevelopment of real estate in densely populated, ethnically diverse urban communities. The Funds' objectives are to seek current income and capital appreciation and, in addition to meeting investment goals, the funds are committed to providing for and fostering economic opportunities for the residents of the urban neighborhoods in which Canyon-Johnson invests. With nearly $1 billion in committed equity capital, the funds are positioned to facilitate more than $4 billion in development and revitalization in major U.S. metropolitan areas. For more information, visit www.cjuf.com.

About Stratus Properties
Stratus Properties engages in the acquisition, development, management and sale of commercial and residential real estate. Known for the quality of the communities that it builds, Stratus relies on careful planning and attention to detail to create settings that make living, playing and working more enjoyable. Stratus Properties is a publicly traded company and is listed on the NASDAQ under the symbol STRS. Learn more at www.stratusproperties.com.

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